Exhibit 5.2

DLA Piper UK LLP Beijing Representative Office
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Albert Origin Acquisition Corporation	Your reference

Room 1018, CYTS Plaza No.5 Dongzhimen South Avenue, Dongcheng District Beijing, China 100007	Our reference

December 23, 2025

Ladies and Gentlemen:

We have acted as special United States counsel to Albert Origin Acquisition Corporation, a Cayman Islands exempted company with limited liability (the “Company”), in connection with the initial public offering by the Company of (a) up to 6,900,000 units of the Company (the “Units”) (including up to 900,000 Units subject to an over-allotment option), each Unit consisting of one Class A ordinary share of the Company, par value $0.0001 per share (each, a “Class A Ordinary Share”), and one right (a “Right”), each representing the right to receive one-seventh (1/7) of one Class A Ordinary Share, and (b) all Class A Ordinary Shares and all Rights to be issued as part of the Units. The Units and the Class A Ordinary Shares and Rights, in each case, included as part of the Units, are collectively referred to herein as the “Securities.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)	the registration statement on Form S-1 of the Company relating to the Securities, initially filed on December 23, 2025 with the Securities and Exchange Commission (the “Commission”) under the Securities Act (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(b)	the form of Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and between the Company and A.G.P./Alliance Global Partners, as representative of the several underwriters (the “Underwriters”), relating to the sale by the Company to the underwriters of the Units, filed as Exhibit 1.1 to the Registration Statement;

(c)	the Specimen Unit Certificate, filed as Exhibit 4.1 to the Registration Statement (the “Unit Certificate”);

(d)	the Specimen Right certificate, filed as Exhibit 4.3 to the Registration Statement (the “Right Certificate”); and

(e)	the form of Rights Agreement proposed to be entered into by and between the Company and Lucky Lucko, Inc. d/b/a Efficiency (“Lucky Lucko”), as rights agent (the “Rights Agreement”), filed as Exhibit 4.4 to the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures on all documents, including electronic signatures, the legal capacity and competency of all natural persons executing any documents, the authenticity and completeness of all documents submitted to us as originals, the completeness and conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system or other sites on the internet, and the authenticity of the originals thereof,. As to any facts and the consequences thereof relevant to the opinions stated herein that we did not independently establish or verify, we have, to the extent deemed appropriate, relied without independent investigation or verification upon, and assumed the accuracy and completeness of, statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York (the “Opined-on Law”).

As used herein, “Transaction Documents” means the Underwriting Agreement, the Unit Certificate and the Rights Agreement.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

(1)	When the Units are delivered by the Company in accordance with the Underwriting Agreement upon payment of the agreed upon consideration therefor, the Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

(2)	When the Units are delivered by the Company in accordance with the Underwriting Agreement upon payment of the agreed upon consideration therefor, the Rights included in such Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a)	we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)	we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)	we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(d)	we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

(e)	we have assumed that Lucky Lucko has the power, corporate or other, to enter into and perform all obligations under the Rights Agreement and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by Lucky Lucko of the Rights Agreement and that the Rights Agreement constitutes the valid and binding obligation of Lucky Lucko, enforceable against Lucky Lucko in accordance with its terms; and

(f)	to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any of the Units or the Rights Agreement, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality.

In addition, in rendering the foregoing opinions we have assumed that:

(a)	the Company (i) is duly incorporated and is validly existing and in good standing, (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents;

(b)	the Company has the corporate power and authority to execute, deliver and perform all its obligations under the Transaction Documents;

(c)	each of the Transaction Documents has been duly authorized, executed and delivered by all requisite corporate action on part of the Company;

(d)	neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Securities, (i) conflicts or will conflict with the amended and restated memorandum and articles of association of the Company, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iv) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law); and

(e)	neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Securities, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act.

Very truly yours,
/s/ DLA Piper UK LLP
DLA Piper UK LLP